Exhibit 99.2

OraSure Technologies, Inc.

2015 Fourth Quarter and Full-Year

Analyst/Investor Conference Call

February 3, 2016

Prepared Remarks of Douglas A. Michels and Ronald H. Spair

Please see “Important Information” at the conclusion of the following prepared remarks.

Introduction – Doug Michels

Thank you Rena. Good afternoon everyone and welcome to our call.

Our fourth quarter 2015 results exceeded expectations and contributed to a record performance for the full year.

•	Consolidated net revenues of $32.4 million in Q4 exceeded our guidance for the quarter, driven by strong molecular collection systems and OraQuick® HCV sales.

•	Molecular collection systems revenues increased 24% from the prior year quarter.

•	HCV sales increased 130% over Q4 of 2014 and 39% sequentially from Q3. Total HCV-related revenues, which include exclusivity payments under our HCV co-promotion agreement with AbbVie, were $7.4 million for the fourth quarter.

•	Strong revenue growth, combined with improved margins and lower operating expenses, generated $4.6 million in consolidated net income for the fourth quarter. This was the fourth consecutive quarter of profitable performance for the Company.

•	All of this led to full-year 2015 consolidated net revenues of $119.7 million and consolidated net income of $8.2 million.

Later in the call I will provide additional highlights regarding our business. But before I do that, Ron will discuss our Q4 financial performance in greater detail and our expectations for the first quarter of 2016.

So with that, I will turn the call over to Ron.

Fourth Quarter 2015 Financial Results – Ron Spair

Thanks Doug, and good afternoon everyone.

Revenues – Ron Spair

Our fourth quarter 2015 consolidated net revenues increased 13% to $32.4 million, compared to $28.7 million reported in 2014. Our consolidated net product revenues of $28.7 million also increased 13%, largely as a result of higher sales of our OraQuick® HCV, molecular collection systems, OraQuick® Ebola, Intercept®, and OraQuick® In-Home HIV products, partially offset by lower sales of our OraQuick® HIV and cryosurgical systems products.

Other revenues were $3.7 million in the current quarter, of which $3.4 million represents the recognition of exclusivity payments under the AbbVie agreement and $319,000 represents revenue associated with Ebola-related funding we received from the Biomedical Advanced Research and Development Authority, or BARDA. Other revenues in the fourth quarter of 2014 also included $3.4 million of AbbVie exclusivity payments.

HCV product revenues increased 130% to $4.0 million in Q4 from $1.7 million in the prior year. Domestic OraQuick® HCV product sales increased 160% in the fourth quarter of 2015 to $2.7 million from $1.0 million in the prior year period. This increase was primarily due to a large order of product purchased for deployment to the federal government as part of an HCV testing program. We also saw an expansion of our core domestic HCV revenues through the addition of new HCV customers and higher sales to current customers who have expanded their HCV testing programs. International sales of our HCV test in the fourth quarter of 2015 increased 85% to $1.3 million from $707,000 in the same period last year, primarily due to the expansion of our HCV business in Asia and the timing of purchases by a multi-national humanitarian organization. Total HCV-related revenues, including the AbbVie exclusivity payments, increased 44% to $7.4 million in the fourth quarter of 2015 compared to $5.1 million in the fourth quarter of 2014.

In 2015, we began selling our OraQuick® Ebola Rapid Antigen test to the CDC for field testing in Africa. Sales of this product contributed $1.0 million in product revenues during the fourth quarter of 2015.

Domestic sales of our professional HIV product decreased 19% to $6.8 million in the fourth quarter of 2015, compared to $8.4 million in the fourth quarter of 2014. This decrease was the result of customers continuing to move some of their testing to 4th generation automated HIV immunoassays or to competitive point-of-care HIV tests that are perceived to be more sensitive. We expect continued pressure on our professional HIV business.

Sales of our OraQuick® In-Home test rose 38% to $2.1 million in the current period from $1.5 million in the fourth quarter of 2014, largely due to an increase in sales volume in the period immediately following a celebrity’s announcement that he had tested positive for the HIV virus, a price increase implemented last August and the timing of orders placed by our retail trade customers.

Our molecular collection systems revenues, primarily representing sales of the Oragene® product line in the genomics market, increased 24% to $7.8 million in the fourth quarter of 2015 compared to $6.3 million in the fourth quarter of 2014. Commercial sales increased 37% primarily as a result of higher sales into the personal genome service market, partially offset by a decline in sales to two other commercial customers. Sales to academic customers decreased 11%, largely due to customer ordering patterns.

Substance abuse testing revenues rose 19% to $2.7 million in the fourth quarter of 2015 compared to $2.3 million in 2014. This increase is largely due to higher sales of our Intercept® device into the workplace testing market.

Fourth quarter 2015 cryosurgical revenues decreased 12% to $3.0 million from $3.4 million in the fourth quarter of 2014. Domestic sales of our professional product decreased 51% to $1.0 million in the fourth quarter of 2015 compared to $2.1 million in the fourth quarter of 2014 due to distributor consolidation, competition from new private-label brands, and a large purchase in the fourth quarter of 2014 by one our distributors that did not repeat in 2015. Sales of our OTC products in the international markets increased 66% to $1.7 million in the fourth quarter of 2015 compared to $1.0 million in the fourth quarter of 2014, primarily due to ordering patterns of our European distributor.

Gross Margin – Ron Spair

Gross margin for the fourth quarter of 2015 was 68% compared to 63% reported for the fourth quarter of 2014. Margin for the current quarter benefited from reductions in royalty expenses and scrap and spoilage costs.

Operating Expenses – Ron Spair

Our consolidated operating expenses for the fourth quarter of 2015 were $17.8 million compared to $20.5 million in the comparable period of 2014. This decrease was the result of lower detailing costs associated with our HCV co-promotion agreement with AbbVie, lower research and development spending and a favorable change in the exchange rate between the Canadian and U.S. dollars.

Net Income – Ron Spair

From a bottom line perspective, we reported net income of $4.6 million, or $0.08 per share on a fully diluted basis, for the fourth quarter of 2015, compared to a net loss of $2.7 million, or $0.05 per share, for the same period of 2014.

Cash Flow from Operations and Liquidity – Ron Spair

Turning briefly to our balance sheet and cash flow, we continue to maintain a solid cash and liquidity position. Our cash and short-term investment balance at December 31, 2015 was $101.3 million compared to $97.9 million at December 31, 2014. Cash generated by operating activities in the fourth quarter of 2015 was $667,000 compared to $858,000 million used in operating activities in the fourth quarter of 2014. During the fourth quarter of 2015, we used $4.9 million in cash to buy back stock under our previously authorized stock repurchase program.

First Quarter 2016 Consolidated Financial Guidance – Ron Spair

Turning to guidance for the first quarter of 2016, we are projecting consolidated net revenues of approximately $28.5 to $29.0 million. We are also projecting consolidated net income of approximately $0.01 to $0.02 per share. Our expectations for Q1 include a $1.1 million order for OraQuick® HIV and HCV devices that had been received from a public health jurisdiction that normally orders at the end of their fiscal year. We had mentioned this order on the last call as potentially being realized in Q4 2015.

And with that, I will now turn the call back over to Doug.

Business Update – Doug Michels

Thanks, Ron.

Molecular Collection Systems – Doug Michels

As noted earlier in the call, DNA Genotek continued the strong performance delivered in prior periods. Full-year revenues of $29.9 million increased 26% over 2014.

Genomics Market

As discussed previously, the bulk of our molecular collection systems revenues are generated in the genomics market, which consists of both academic research and commercial customers. Historically, these revenues have been split approximately 65% commercial and 35% academic research, and this pattern continued in 2015. Q4 revenue growth was driven almost entirely from sales into the U.S. commercial market.

The continued growth in the genomics market has been driven by sales to existing customers and an increasing amount of new opportunities. In fact, our business is developing a much more diversified base of accounts in this market, which we believe is very promising.

For example:

•	In 2015, we were chosen to provide collection kits, custom packaging and fulfillment services for a large study on autism. The aim of this study is to build the largest genomic database for autism research in the world. Recruitment of participants for this study is expected to begin in 2016.

•	We are also selling products to a personal genomics company providing services to the people of China. Our product line will be used to conduct genetic analysis of ancestral traits, health risks, disease screening, drug reactions, genetic characteristics and nutrition metabolism. We are excited about this opportunity and the chance to expand our business in this important marketplace.

•	Finally, we are participating in a major longitudinal study on the epidemiology of aging, which has been collecting data since 2002 on adults aged 50 and over from nationally representative samples in several countries. Data collection has included a number of components and now a genetic component will be added through the use of our OraGene® kit.

These are just a few examples of some of the increasingly diverse revenue opportunities we are seeing in the genomics marketplace.

Microbiome Market

Another area of focus for our molecular collection business has been the microbiome market, through the offering of our OMNIgeneTM ● Gut product. During 2015, we received CE mark approval and completed design validation on a high-throughput automated processing system for this product. Several technical manuscripts with academic and biotech groups are also in process which will report on the ability of this product to “snapshot” microbiome communities at the point of collection. We sold our collection kit to over 100 customers in 2015 and generated over $500,000 of revenue. Many of these customers were known to us through our genomics business and thus demonstrate the value of our broad brand recognition and pre-existing relationships.

In order to gain further insight into the microbiome market, we recently appointed Dr. Dan Knight as a scientific advisor to our DNA Genotek team. Dr. Knight is a computational microbiologist and a leading authority in the application of machine learning to discovering linkages between microbiome, environment and human disease. He is an assistant professor at the University of Minnesota and received a Ph.D. from the University of Colorado with post-doctoral fellowships at M.I.T. and Harvard. We believe Dr. Knight’s insight and assistance will be invaluable as we work to expand our microbiome product and service offerings.

We are excited about the microbiome market and, in fact, we see similarities to our genomics business, where there was initially a strong academic research opportunity early in the market’s development followed by commercial applications as the market matures. We believe there is a significant long-term opportunity in the microbiome market.

Tuberculosis

A final market our team at DNA Genotek is pursuing falls under the infectious disease umbrella and is focused on tuberculosis. Products offered in this space include the OMNIgeneTM ● Sputum and PrepITTM MAX products. Healthcare providers from more than 60 countries have expressed interest in evaluating these products and more than 20 entities, ranging from Ministries of Health, non-government organizations, donor agencies and diagnostic test developers, have begun their evaluations of our product offerings.

A major milestone in 2015 was a collaboration among various organizations to support future World Health Organization endorsement of our tuberculosis products. Once secured, this endorsement will enable countries to procure our products with funding provided by the Global Fund and other international funding agencies. Our tuberculosis products are well positioned to support the National Action Plan for combatting multi drug-resistant tuberculosis, recently announced by the Obama Administration, by providing much needed solutions to developing countries that are at the highest risk for multi-drug resistant tuberculosis.

We are excited about the potential opportunities in this market, and we are realistic about the complexity involved in achieving commercial success. It will likely take some time for this opportunity to translate into meaningful financial results.

Infectious Disease Testing – Doug Michels

Turning more broadly to our core infectious disease testing business, revenues were up 15% compared to the fourth quarter of 2014. As Ron explained, strong growth in OraQuick® HCV sales more than offset declines in our domestic professional HIV business. Although the trends in our HIV business are likely to continue, we do see opportunities for growth, primarily in the international marketplace.

During the past several years, we have been working to develop a lower cost version of our HIV self-test for use in certain countries. We now have a working model that has the same robust diagnostic capabilities of our U.S. approved test. Specifically, we are working with Population Services International (“PSI”), a leading global health organization, along with UNITAID, the World Health Organization and health officials from Malawi, Zambia and Zimbabwe to launch the UNITAID- PSI HIV Self-Testing in Africa, or “STAR”, project. As part of STAR, PSI is implementing a four-year pilot program funded by UNITAID which will utilize a self-test that we have specifically tailored for the African marketplace. The purpose of the STAR project is to generate crucial information about how best to deliver HIV self-testing, how to generate demand for HIV testing in this manner and what the potential public health impact of self-testing will be. Initial research indicates that the rates of people accepting a self-testing approach in Africa are much higher than traditional HIV testing programs. Our test was chosen for the PSI pilot because of its quality, ease-of-use and oral fluid option. We expect initial shipments to PSI during the first quarter of 2016.

As noted earlier, HCV sales for the quarter grew nicely, with total revenues up 130% from the fourth quarter of 2014. Q4 revenues were also up 39% sequentially from the third quarter of 2015. From a full-year perspective, our total HCV product revenues grew 57% compared to the prior year.

Our fourth quarter HCV sales reflect strong growth in both the domestic and international markets. Higher domestic sales were driven by expansion of existing testing programs,

new programs in the public health market, and new pilot initiatives in populations with high prevalence. As Ron mentioned, we also filled a large order that will be deployed for a federal government screening initiative. It is not clear whether purchases for this program will repeat in 2016. Internationally, we experienced higher sales in Asia and we received additional orders from the large multi-national healthcare organization we have been supplying product to in prior periods.

Turning briefly to our HIV In-Home Test, we are pleased with the performance of this product line, particularly its full-year contribution. Full-year sales increased 8% from 2014 and, more importantly, this brand generated a net profit contribution of $1.5 million for the year. Throughout 2015, we focused on developing programs for deployment in the public health market. At least one major public health customer has launched such a program and we expect continued revenues from this customer and possibly others in 2016.

Finally, we are pleased to see that our Ebola product contributed a total of $4.0 million in revenues in 2015, which includes BARDA funding and initial product sales to the CDC. More importantly, this product represents a crucial new diagnostic tool that the CDC is now using in West Africa in support of ongoing surveillance efforts. It is important to note that while great strides have been made to contain the Ebola epidemic, new cases continue to appear and, unfortunately, deaths continue to occur. There is an ongoing need for surveillance and as a result, we believe the role for an accurate, rapid point-of-care Ebola test is just as important as ever. We are working to expand the claims and related regulatory approvals for our Ebola test and will continue to seek sustainable and substantial product purchase commitments throughout 2016.

Conclusion

So in closing, 2015 was a great year for OraSure. Strong revenue growth, full-year profitability and continued improvement of our molecular collection systems and OraQuick® HCV businesses were the major highlights. We expect the momentum in these segments to continue. Opportunities for additional growth also exist in the microbiome and tuberculosis markets and, possibly, for our rapid Ebola test. We will continue to build upon our success in 2015 by driving deeper penetration in our existing markets and execute on exciting new market opportunities in 2016. Thank you again for your continued interest in our work.

And with that, I will now open the floor to your questions. Operator, please proceed.

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[Q&A session]

Final Conclusion – Doug Michels

Thank you for participating on today’s call and for your continued interest in OraSure. Have a good afternoon and evening.

Important Information

This document contains certain forward-looking statements, including with respect to expected revenues and earnings/loss per share. Forward-looking statements are not guarantees of future performance or results. Known and unknown factors that could cause actual performance or results to be materially different from those expressed or implied in these statements include, but are not limited to ability to market and sell products, whether through our internal, direct sales force or third parties; ability to manufacture products in accordance with applicable specifications, performance standards and quality requirements; ability to obtain, and timing and cost of obtaining, necessary regulatory approvals for new products or new indications or applications for existing products; ability to comply with applicable regulatory requirements; ability to effectively resolve warning letters, audit observations and other findings or comments from the FDA or other regulators; changes in relationships, including disputes or disagreements, with strategic partners or other parties and reliance on strategic partners for the performance of critical activities under collaborative arrangements; our ability to achieve financial and performance objectives under the HCV co-promotion agreement with AbbVie; failure of distributors or other customers to meet purchase forecasts, historic purchase levels or minimum purchase requirements for our products; impact of replacing distributors; inventory levels at distributors and other customers; ability of DNA Genotek to achieve its financial and strategic objectives and continue to increase its revenues; ability to identify, complete, integrate and realize the full benefits of future acquisitions; impact of competitors, competing products and technology changes; impact of negative economic conditions, high unemployment and poor credit conditions; reduction or deferral of public funding available to customers; competition from new or better technology or lower cost products; ability to develop, commercialize and market new products; market acceptance of oral fluid testing or other products; changes in market acceptance of products based on product performance or other factors, including changes in CDC or other testing guidelines, algorithms or other recommendations; ability to fund research and development and other products and operations; ability to obtain and maintain new or existing product distribution channels; reliance on sole supply sources for critical products and components; availability of related products produced by third parties or products required for use of our products; history of losses and ability to achieve sustained profitability; ability to utilize net operating loss carry forwards or other deferred tax assets; volatility of OraSure’s stock price; uncertainty relating to patent protection and potential patent infringement claims; uncertainty and costs of litigation relating to patents and other intellectual property; availability of licenses to patents or other technology; ability to enter into international manufacturing agreements; obstacles to international marketing and manufacturing of products; ability to sell products internationally, including the impact of changes in international funding sources and testing algorithms; adverse movements in foreign currency exchange rates; loss or impairment of sources of capital; ability to attract and retain qualified personnel; exposure to product liability and other types of litigation; changes in international, federal or state laws and regulations; customer consolidations and inventory practices; equipment failures and ability to obtain needed raw materials and components; the impact of terrorist attacks and civil unrest; and general political, business and economic conditions. These and other factors are discussed more fully in the Company’s Securities and Exchange Commission filings, including its registration statements, Annual Report on Form 10-K for the year ended December 31,

2014, Quarterly Reports on Form 10-Q, and other filings with the SEC. Although forward-looking statements help to provide information about future prospects, readers should keep in mind that forward-looking statements may not be reliable. The forward-looking statements are made as of the date of this call, and we undertake no duty to update these statements.